QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.3

SCHEDULE I

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SUPERIOR ESSEX INC.

        SUPERIOR ESSEX INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST:	That the name of the corporation is Superior Essex Inc.
SECOND:
That the amendment set forth below (the "Amendment") was duly adopted pursuant to Section 242 of the Delaware General Corporation Law by the Board of Directors of the Corporation at a meeting duly called and held on March 14, 2005, and by the stockholders of the Corporation at a meeting duly called and held on May 3, 2005.

THIRD:
That the Amended and Restated Certificate of Incorporation of the Corporation (the "Charter") is hereby amended by deleting the first paragraph of Section 1(a) of Article Seventh in its entirety, and inserting in lieu thereof the following:

"1. (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of that number of members as shall be determined from time to time by resolution of the Board of Directors; provided, however, that the Board of Directors shall consist at all times of not less than one (1) nor more than fifteen (15) members; provided, further, any reduction in the number of directors in any class as provided below shall not shorten the term of an incumbent director in that class. The directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Initially Class I shall consist of three (3) directors, one of whom shall be the Chief Executive Officer of the Corporation, Class II shall consist of two (2) directors and Class III shall consist of two (2) directors. Class I directors shall be initially elected for a term expiring at the 2004 annual meeting of stockholders, Class II directors shall be initially elected for a term expiring at the 2005 annual meeting of stockholders and Class III directors shall be initially elected for a term expiring at the 2006 annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject to such incumbent director's earlier death, resignation, disqualification or removal from office. Any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors may be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If any applicable provision of the General Corporation Law of the State of Delaware expressly confers power on stockholders to fill such directorship at a special meeting of stockholders, such directorship may be filled at such meeting only by the affirmative vote of the holders of a majority of the voting power of capital stock of the Corporation as a single class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Directors may be removed only for cause by the affirmative vote of the holders of a majority in voting power of the Common Stock entitled to vote generally in the election of directors, voting as a single class."
FOURTH:	That all other terms and provisions of the Charter shall remain unchanged.

IN WITNESS WHEREOF, I have made, signed, and sealed this Amended and Restated Certificate of Incorporation this 3rd day of May, 2005.

/s/ BARBARA L. BLACKFORD Barbara L. Blackford Secretary

SI-2

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed this 3rd day of May, 2005.

SUPERIOR ESSEX INC.
By:	/s/ STEPHEN M. CARTER
Name:	Stephen M. Carter
Title:	Chief Executive Officer

SI-3

QuickLinks

  Exhibit 3.3